Exhibit 99.2

Echo Therapeutics Announces Second Quarter 2012 Financial Results

Philadelphia, PA – August 10, 2012 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a company developing its needle-free Symphony® tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system and its Prelude® SkinPrep System for transdermal drug delivery, today announced financial results for the quarter ended June 30, 2012. Echo’s Quarterly Report on Form 10-Q, as filed with the SEC, is available through Echo’s website at www.echotx.com.

Recent Corporate Highlights

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Echo announced that Platinum-Montaur Life Sciences, LLC will provide the Company a credit facility of up to $20 million.  This transaction will provide the Company with significant, yet flexible, financial resources to fund its development and growth plans.

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Echo announced positive results from its clinical study conducted at Thomas Jefferson University Hospital in Philadelphia, Pennsylvania.  This study is the second of two studies in critically ill patients that demonstrated that Symphony successfully and continuously monitored glucose levels in the intensive care unit.

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Echo signed an amended license agreement with Ferndale Pharma Group, Inc. that expanded the territory in which Ferndale can develop, market and sell Prelude for needle-free skin preparation prior to the application of topical 4% lidocaine cream.

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Echo was included in the Russell Microcap® Index when Russell Investments rebalanced its family of U.S. indexes.  A company’s membership in the Russell Microcap Index, which remains in place for one year, means that it is automatically included in the appropriate growth and value style indexes.

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At the 72nd Scientific Sessions of the American Diabetes Association, Echo presented an expanded analysis of data from its clinical trial of Symphony in subjects with either type 1 or type 2 diabetes.  Following the oral presentation, Echo hosted a panel discussion on hospital-based glucose control with Key Opinion Leaders in glycemic control. Video highlights are available: http://echotx.com/events.shtml.

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David Walton, who has nearly two decades of strategic healthcare marketing experience, joined Echo as Vice President of Marketing and Commercial Development.  Dave leads global strategic marketing planning for Symphony and other new products in the Company’s growth strategy.

“Montaur’s financial commitment, together with the recent positive clinical results of Symphony and the appointment of Dave Walton to lead our global marketing effort, represent important achievements for Echo as we progress toward regulatory clearance and commercialization,” commented Patrick T. Mooney, M.D., Chairman and Chief Executive Officer of Echo Therapeutics.  “In the second half of the year, our focus is to establish plans for CE Mark and FDA pivotal trials for Symphony, advancing toward European and U.S. regulatory clearances and, ultimately, Symphony’s commercial launch.”

Second Quarter 2012 Financial Results

Echo’s net loss for the second quarter of 2012 was $3.2 million, or ($0.08) per share, compared to $2.0 million, or ($0.06) per share, for the second quarter of 2011.  Operating loss for the second quarter of 2012 was $3.5 million compared to $1.8 million for the second quarter of 2011.  Research and development expenses were $2.2 million for the second quarter of 2012 compared to $1.0 million in the prior year.  The increase in research and development expenses are primarily related to increased manufacturing, development and clinical expenses, as well as personnel costs.  General and administration expenses were $1.3 million for the second quarter of 2012 versus $1.0 million in the prior year.  The increase in general and administrative expenses was primarily due to increased personnel and facility costs, as well as legal and other Nasdaq and public company expenses. Echo reported a cash balance of approximately $3.1 million as of June 30, 2012.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's ongoing studies, including the safety and efficacy of Echo's Symphony tCGM and Prelude SkinPrep Systems, the failure of future development and preliminary marketing efforts related to Echo's Symphony tCGM and Prelude SkinPrep Systems, Echo’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners’ ability to develop, market and sell diagnostic and transdermal drug delivery products based on its skin permeation platform technologies, including the Symphony tCGM and Prelude SkinPrep Systems, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony tCGM and Prelude SkinPrep Systems. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104
colimpio@echotx.com

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Echo Therapeutics, Inc.
Condensed Consolidated Balance Sheets
	June 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$3,111,342	$8,995,571
Cash restricted pursuant to letters of credit	407,463	250,000
Other current assets	221,961	317,940
Total current assets	3,740,766	9,563,511
Net property and equipment (including assets under capitalized leases)	563,597	317,731
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Restricted cash, deposits and other assets	10,816	20,565
Total assets	$13,940,179	$19,526,807

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$683,672	$365,298
Deferred revenue	123,721	123,708
Derivative warrant liability	392,536	1,035,337
Accrued expenses and other liabilities	745,384	968,120
Total current liabilities	1,945,313	2,492,463
Deferred revenue, notes payable and capital lease obligation, net of current portion and discounts	2,656	65,755
Total liabilities	1,947,969	2,558,218
Commitments
Stockholders' Equity:
Convertible preferred stock, Series C & D	30,160	30,160
Common stock	396,156	385,442
Additional paid-in capital	99,276,015	98,116,327
Common stock subscribed for but not paid for or issued	-	6,667
Accumulated deficit	(87,710,121)	(81,570,007)
Total stockholders' equity	11,992,210	16,968,589
Total liabilities and stockholders' equity	$13,940,179	$19,526,807

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Licensing revenue	$30,927	$121,455	$61,854	$242,910
Other revenue	-	37,065	-	145,152
Total revenues	30,927	158,520	61,854	388,062

Operating Expenses:
Research and development	2,200,307	996,149	3,591,952	1,862,099
Selling, general and administrative	1,334,852	978,150	3,194,256	1,900,265
Total operating expenses	3,535,159	1,974,299	6,786,208	3,762,364
Loss from operations	(3,504,232)	(1,815,779)	(6,724,354)	(3,374,302)

Other Income (expense):
Interest income (expense), net	1,422	606	4,231	(10,065)
Loss on extinguishment of debt/payables	-	-	-	(1,514)
Gain (loss) on disposals of assets	(21,272)	(2,531)	(21,272)	834
Derivative warrant liability gain (loss)	369,738	(122,011)	601,281	(3,151,908)
Other income (expense), net	349,888	(123,936)	584,240	(3,162,653)
Net loss	(3,154,344)	(1,939,715)	(6,140,114)	(6,536,955)
Deemed dividend on beneficial conversion feature of Series D Convertible Preferred Stock	-	-	-	(1,975,211)
Accretion of dividends on Convertible Perpetual Redeemable Preferred Stock	-	(47,558)	-	(93,242)
Net loss applicable to common shareholders	$(3,154,344)	$(1,987,273)	$(6,140,114)	$(8,605,408)
Net loss per common share, basic and diluted	$(0.08)	$(0.06)	$(0.16)	$(0.26)
Basic and diluted weighted average common shares outstanding	39,160,643	33,911,459	38,951,809	33,277,823

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